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Boatmen's Bancshares, Inc.

Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri 63101

NEWS

                                          For further information, contact:
                                          Kevin R. Stitt
                                          Boatmen's Bancshares
                                          314/466-7662

                                          Michael J. Shonka
                                          Fourth Financial
                                          316/261-4510



FOR IMMEDIATE RELEASE
- ---------------------

     BOATMEN'S BANCSHARES, FOURTH FINANCIAL ANNOUNCE MERGER AGREEMENT
     ----------------------------------------------------------------
     August 25, 1995 - Boatmen's Bancshares, Inc. (NASDAQ:BOAT), headquartered in St. Louis, and Fourth Financial Corporation (NASDAQ:FRTH), based in Wichita, Kansas, today announced that they have signed a definitive agreement for Boatmen's Bancshares to acquire Fourth Financial in a stock transaction valued at approximately $1.2 billion.
     Boatmen's will exchange one share of its common stock for each share of Fourth Financial's common shares outstanding. The transaction is subject to the completion of due diligence and shareholder and regulatory approval. The merger will be accounted for as a pooling of interests and is expected to close in the first quarter of 1996.
     Boatmen's Bancshares, with assets of $33.4 billion, is one of the 30 largest U.S. bank holding companies, operating more than 500 locations in nine states. Boatmen's also ranks among the nation's largest providers of trust services with approximately $45 billion in assets under management.
     Fourth Financial is the largest banking company in Kansas and third largest in Oklahoma. As of June 30, 1995, Fourth Financial had approximately $7.5 billion in assets, $6.0 billion in deposits and operated
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146 offices:  87 in Kansas, 56 in Oklahoma and three in Missouri.
     When the transaction is completed, Boatmen's will have the leading deposit market share in five states: Missouri, Kansas, Oklahoma, Arkansas, and New Mexico. The combined organizations will have an extensive network of more than 650 retail offices and 1,350 ATMs throughout nine states.
     "We are enthusiastic about the business opportunities and synergies created from the combination of Boatmen's and Fourth Financial," explained Andrew B. Craig, III, chairman and chief executive officer, of Boatmen's Bancshares. "Oklahoma and Kansas are two key markets with good growth potential. We currently have operations in Kansas City, Oklahoma City, and Tulsa and this in-market acquisition will provide us the opportunity to further leverage our strengths in these markets."
     Darrell G. Knudson, chairman and chief executive officer of Fourth Financial, said, "We are pleased to join the Boatmen's organization. Our strength in Kansas and Oklahoma, combined with Boatmen's nine-state franchise, creates a formidable organization that will be a premier financial services provider."
     Cost savings due to increased efficiencies are expected to total $60 million before tax and be realized over a three-year period, with the bulk of the savings in the first two years. These savings represent approximately 14 percent of current in-market expenses for the combined organization. Boatmen's believes that the transaction will result in earnings per share dilution of less than 2 percent in 1996, before nonrecurring merger-related expenses and be accretive to earnings per share in 1997 and thereafter.

                            - table attached -


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
BOATMEN'S/FOURTH FINANCIAL
PRO FORMA FINANCIAL HIGHLIGHTS


                                                     Fourth        Pro Forma
                                     Boatmen's      Financial      Combined
                                     ---------      ---------      ---------
At June 30, 1995 ($ millions)

Assets                               $33,408         $7,505        $40,913
Loans                                 19,921          4,386         24,307
Reserve for loan losses                  385             72            457
Deposits                              24,417          6,042         30,459
Long-term debt                           522            ---            522
Common equity                          2,782            550          3,332
Nonperforming assets                     191             34            225


Common equity/assets                    8.33%          7.33%          8.14%
Reserve/nonperforming loans              291%           256%           285%


Offices                                  515            146            661
Employees                             16,900          3,550         20,450

For the six months ended June 30, 1995 ($ millions)

Net interest income (FTE)               $615           $140
Provision for loan losses                 19              2
Noninterest income                       328             51 <F**>
Noninterest expense                      579 <F*>       126
Net income                               215 <F*>        37 <F**>

Return on assets                        1.32% <F*>     0.97% <F**>
Return on equity                        16.0% <F*>     12.8% <F**>
Net interest margin                     4.25%          4.02%

<F*>  Excludes pretax nonrecurring merger expenses of $26 million.
<F**> Excludes pretax securities losses of $22 million.